CONFIDENTIAL TREATMENT REQUESTED

Confidential portions of this document have been redacted and have been separately filed with the Commission.

EQUIPMENT SUPPLIER APPROVAL AGREEMENT

     AGREEMENT made this 5th day of March, 2004 between Doctor’s Associates Inc., (“DAI”), a Florida corporation having an address at 325 Bic Drive, Milford, CT 06460, Independent Purchasing Cooperative, Inc. (“IPC”), a Delaware corporation, with offices at 9200 South Dadeland Boulevard #705, Miami, Florida 33156, and Turbochef Technologies, Inc., (“Supplier”), a Delaware corporation having an address at 10500 Metric Drive, Suite 128, Dallas, Texas 75243.

     WHEREAS, DAI is the owner of certain service marks and trademarks used in connection with the establishment of SUBWAY® restaurants in the United States using the distinctive system owned by DAI and through licensing arrangements licenses those rights to affiliates and other franchisors for international markets while acting as the service agent for those markets; and

     WHEREAS, IPC is a SUBWAY® franchisee-owned purchasing cooperative which operates exclusively for its members in negotiating agreements for the purchase and distribution of products and equipment to franchisees in the SUBWAY® system; and

     WHEREAS, Supplier is a manufacturer, distributor, Supplier or other supplier who produces or offers to provide goods and/or services to franchisees in the SUBWAY® system or to other parties in the chain of distribution of Equipment to SUBWAY® franchisees, or to DAI or its affiliates; and

     WHEREAS, Supplier wishes to be named as an approved supplier of the Equipment set forth in Exhibit “A” attached hereto to SUBWAY® restaurants located worldwide and Supplier wishes to be named as the sole approved supplier of the Equipment as further delineated below; and

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the mutual promises contained herein the parties agree as follows:

     1. DAI hereby approves Supplier to sell the Equipment set forth in Exhibit A which includes Supplier’s specifications for the Equipment, (“Equipment”) to SUBWAY® franchisees or SUBWAY® authorized distributors in the United States and its territories and to the SUBWAY® franchisees or SUBWAY® authorized distributors of its affiliates in Canada and the rest of the world (“Purchasers”). DAI agrees that the Equipment offered by Supplier will be the sole approved Equipment in the category of High-Speed Toasting Oven for a period of two years commencing on the signing of this Agreement. In is sole discretion, DAI may extend this designation for an additional one (1) year period in the event that DAI is unable to meet its rollout plans. For the purposes of this Agreement the term “High Speed Toasting Oven” shall be an oven in which the actual reduction in cooking time is greater than two times (2x) the conventional oven cooking time and excludes ovens that solely employ microwave as the sole source of energy or standard/conventional ovens used for the production of baked goods or other baking. Notwithstanding the forgoing, in the event that a Subway® restaurant can not reasonably accommodate the electrical requirements of the Equipment, DAI will be permitted to designate an alternative High Speed Toasting Oven for such locations, provided that Supplier will be given the right of first refusal to supply such alternative High Speed Toasting Oven provided that Supplier can meet the performance requirements at a competitive price. Supplier acknowledges and agrees that in countries with third-line forcing law or similar laws that DAI’s affiliates will only recommend the Equipment to the SUBWAY® franchisees.

     2. The initial term of this Agreement shall be two (2) years and this Agreement shall automatically renew for successive one (1) year periods unless terminated sooner by either party. If Supplier is in breach of Supplier’s obligations under this Agreement, DAI may terminate this Agreement by giving Supplier thirty (30) days’ written notice. This Agreement shall automatically terminate at the end of such thirty (30) day period if Supplier fails to cure the breach or fails to take adequate steps within the thirty (30) days designed to cure the breach covered by the written notice. Effective upon the expiration or termination of this Agreement, Supplier shall immediately cease selling the Equipment to Purchasers. However, any order for Equipment placed by DAI with Supplier prior to the termination that specifies a delivery date after the termination shall be filled and the invoice paid for in accordance with Paragraph 8. of this Agreement unless the default by Supplier was for failure to fulfill purchase orders placed for the Equipment under Paragraph 8. of this Agreement. Supplier acknowledges and agrees that time is of the essence in fulfillment of purchase orders placed under this Agreement. If DAI is in breach of any of its obligations under this Agreement, Supplier may terminate this Agreement by giving DAI thirty (30) days’ written notice. This Agreement shall automatically terminate at the end of such thirty (30) day period if DAI fails to cure the breach within the thirty (30) days covered by the written notice.

     3. So long as Supplier is DAI’s sole approved supplier of High Speed Toasting Ovens and for a period of two (2) years thereafter Supplier agrees that it will not sell the Equipment to any person or entity that is a Direct Competitor of DAI, its affiliates, or its franchisees. However, if Purchasers do not purchase a minimum of Twenty Thousand (20,000) units of Equipment on or prior to March 31, 2005 then this restriction will expire as of that date. A Direct Competitor is defined as those restaurant concepts or companies identified in Exhibit D as well as any other quick service restaurant that has at the time of this Agreement at least fifty (50) separate retail locations primarily engaged in the business of marketing, serving, and selling submarine-style sandwiches which are marketed, served, or sold in substantially the same manner as the Subway brand sandwich. Notwithstanding the foregoing, Supplier will be free to sell Equipment to any retail establishment that is primarily engaged in the business of, or primarily known to be in the business of marketing, serving, selling hamburgers, chicken, pizzas, coffee, groceries, pastries and other non-submarine-style sandwiches which are not marketed, served, or sold in substantially the same manner as the Subway brand sandwich, even if such establishments also offer submarine-style sandwiches on their menus.

     4. Supplier agrees at all times to meet DAI’s SUBWAY® Gold Standard requirements, which may be updated from time to time, subject to mutual agreement by the parties, for the Equipment. A copy of DAI’s current SUBWAY® Gold Standard requirement for the Equipment is attached hereto as Exhibit B. In the event of a revision to DAI’s SUBWAY® Gold Standard for the Equipment, Supplier will comply with the revised standards within a mutually agreed upon time period. Equipment will undergo all required safety tests as prescribed by the Underwriters Laboratory and mandated by the Food and Drug Administration. In addition, each unit of Equipment shall be checked for functionality and burned-in for approximately twenty (20) minutes. Subsequent to final testing, Supplier will perform functional quality audits on fifteen percent (15%) of the finished Equipment units and maintain audit records for five (5) years. For international locations, Supplier must resolve all technical and operational issues related to the Equipment’s operation and function in such international location prior to shipping the Equipment to such international location. Supplier shall adhere to ISO9002 certification standards with respect to factory defect rate and procedures with respect to resolution and timeliness. If Supplier does not adhere to such standards and has a factory defect rate of more than two percent (2%) in any country, DAI or its affiliate may approve another supplier of Equipment to such country. Concerning the portion of the Gold Standard requirement relating to Browning and Cheese Melt, DAI will provide objective standards as to color and appearance with the intent that the Equipment perform as it did during DAI’s testing phase.

     5. In the event that Equipment is to carry a trademark owned by DAI then DAI agrees to permit Supplier to use, on a non-exclusive basis, such of the marks owned by DAI as may be appropriate for or relate to solely to those approved Equipment listed on Exhibit A. The marks include, but are not limited to the following marks registered to DAI in the United States and in other countries: SUBWAY and the SUBWAY logo, (the “Marks”). The permission granted to Supplier is for the limited purpose of promoting, advertising, selling, packaging and providing the goods and/or services offered by Supplier; providing that such use is in strict accordance with DAI’s policies. Subject to DAI’s policies, DAI authorizes Supplier to import goods bearing DAI’s marks in accordance with U.S. Customs Regulation 133.21. Supplier shall use the Marks only in a manner which shall maintain and enhance the goodwill associated with the mark. Supplier shall not use any of the Marks in a manner which degrades, diminishes, or detracts from the goodwill of the business associated with the Marks nor shall Supplier use the mark in a manner which is scandalous, immoral, or satirical. Supplier hereby agrees to promptly change the manner of such use if requested to do so by DAI. Any rights or purported rights in any of the Marks acquired through Supplier’s use belong solely to DAI. All rights to use the Marks shall cease upon the expiration or termination of this Agreement, at which time Supplier shall immediately discontinue its use of the Marks, and Supplier shall thereafter not use any marks or names which are, or any part of which are, confusingly similar thereto.

Permission to print the mark “SUBWAY” or any other mark owned by DAI (or licensed to DAI by a third party) is only as stated above. Nothing in this Agreement shall grant Supplier any right, title or interest in the word “SUBWAY” (either alone or in association with other words or names) or in the corporate name Doctor’s Associates Inc. or any part thereof or in any other mark adopted by DAI or any copyright or good will of DAI. Further, no permission or right is given under this Agreement to Supplier to use any DAI owned mark in connection with the corporate firm trade name or trade style of Supplier. Supplier further agrees not to contest or dispute, directly or indirectly, DAI’s proprietary interest in or ownership of the mark “SUBWAY” or any marks owned or used by DAI.

DAI and IPC acknowledge and agree that all right, title and interest in and to all trade names, trademarks, symbols, logos and other names and marks owned or used by Supplier, including without limitation “Tornado” but excluding “High Speed Toasting Oven” (the “Supplier Marks”), and the goodwill pertaining thereto, shall be and remain the sole and exclusive property of Supplier. DAI and IPC acknowledge and agree that none of them are acquiring any right or license to use any of the Supplier Marks under or by performance of this Agreement. DAI and IPC further agree that they will not apply to register any Supplier Mark, or any other name, mark, designation, logo, device or design confusingly similar to any Supplier Mark, or challenge the validity of Supplier’s ownership of any Supplier Mark. DAI agrees that Supplier may attach Supplier’s marks and name plate visibly on the Equipment.

     6. Supplier and Equipment, as applicable, must comply, at a minimum, with all applicable legal requirements of the country in which the Equipment is manufactured and the legal requirements of the country in which the Equipment is to be installed. Where applicable laws conflict, the legal requirements of the country in which the Equipment is to be installed will prevail otherwise the higher standard shall prevail.

     7. Supplier shall provide all Purchasers with a copy of its written policy concerning service and warranty of the Equipment a copy of the Service & Warranty Policy is incorporated into this Agreement and attached hereto as Exhibit E. Supplier may not make changes to the Service & Warranty Policy without the prior written approval of the Director of the Construction Department of DAI. * * *1 Except as expressly provided in this paragraph and Exhibit E, Supplier makes no representations or warranties regarding the Equipment of any kind, nature or description, express or implied.

     8. The price per unit of Equipment for the initial twenty thousand (20,000) units delivered under this Agreement shall be * * *2; provided Supplier has binding orders totaling twenty thousand units no later than March 31, 2005. Otherwise, prices for the Equipment shall be as negotiated by IPC with Supplier. The Equipment shall be delivered FOB Supplier’s designated assembly plant in the United States for Purchasers in the United States, its territories, and Canada. Supplier shall be responsible to arrange for the shipment of Equipment purchased hereunder and insurance thereon. Any arrangements made and expenses incurred by Supplier for shipment of or insurance on the Equipment, including brokerage fees for shipments to Canada or other international destinations, shall be for the account of Purchaser, shall be invoiced to DAI for the account of Purchaser and shall be due and payable together with the purchase price for the Equipment. DAI must place irrevocable purchase orders for shipments commencing in August 2004 at least sixty (60) days prior to any month’s production based on the planned Rollout Schedule attached hereto as Exhibit C. DAI may increase the purchase orders for a given month up to 10% from amounts indicated in the Rollout Schedule provided it does so by the 15th day of the month in which the purchase order was issued. DAI will place the order with the Supplier and the Supplier shall provide DAI will documentation of each shipment of Equipment within two (2) business days after the shipment. Supplier shall include with the shipment of the Equipment to Purchaser instructions for the Purchaser to inspect and test the Equipment after delivery and notify Supplier in writing of any discrepancy or damage to permit Supplier to timely file any report or claim against the shipper and preserve any rights against the shipper under law or contract. Supplier shall invoice DAI upon shipment of the Equipment, and DAI shall pay the full invoice amount within ten (10) days from the date of invoice. The purchase price for the Equipment does not include freight, insurance and other costs for shipping the units to the locations designated by Purchaser, which shall be for the account of DAI as set forth above. In addition, the purchase price does not include any applicable sales, duty, export, use, excise, ad valorem, goods and services or other similar taxes imposed by any taxing authority and any brokerage fees and costs associated with international shipments. All such taxes and brokerage costs, if applicable and if paid by Supplier, will be added to Supplier’s invoices as separate charges for the account of DAI. DAI shall not be responsible for any order of Equipment placed directly with Supplier by any Purchaser.

     9. a. Supplier shall indemnify and defend and save harmless DAI, its affiliates, its franchisees, and the shareholders, directors, officers, agents, representatives and employees of DAI, and its affiliates, and IPC, and IPC’s members, directors, officers, agents, representatives and employees, against and from any claims, suits, judgments, losses, damages and costs, including attorneys’ fees, arising out of or resulting from the goods and/or services produced or sold by Supplier, including but not limited to any breach of warranty or Equipment liability claims, which indemnification shall not be relieved by any insurance carried by Supplier. The foregoing indemnification shall not include infringement actions arising out of or resulting from Supplier’s use of the Marks, provided that Supplier’s use of the Marks was in accordance with this Agreement and DAI’s policies, as provided to Supplier in writing by DAI.

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[1]	Confidential material redacted and filed separately with the Commission.

[2]	Confidential material redacted and filed separately with the Commission.

          b. Supplier must immediately notify DAI of any infringement of or challenge to Supplier’s use of any of the Marks, or any claim by any person of any rights in any of DAI’s Marks. DAI will indemnify Supplier for all damages for which Supplier is held liable in any proceeding arising out of the use of any of DAI’s Marks in compliance with this Agreement and DAI’s policies, as provided to Supplier in writing by DAI, provided that Supplier notifies DAI promptly, cooperates in the defense of the claim and allows DAI to control the defense of the action. If any of DAI’s Marks are challenged by third parties claiming infringement of alleged prior or superior rights in such mark, DAI shall have the option and right, without any obligation or liability to Supplier, to modify or discontinue use of the Mark and adopt substitute marks in such geographical areas as DAI chooses.

     10. a. Supplier agrees to comply with DAI’s Supplier Code of Conduct for Manufacturing as it may be amended from time to time (the “Code”) which is attached hereto as Exhibit F and incorporated into this Agreement. Supplier agrees that any failure to comply with the Code will be a breach subject to Paragraph 2. of this Agreement.

          b. Supplier agrees that any Equipment bearing DAI’s marks, whether first quality or seconds, shall not be sold or distributed in any outlets or through any discounter whether in the United States or any foreign market. Supplier agrees to only sell Equipment bearing DAI’s marks through DAI approved distributors.

     11. a. Supplier agrees that Supplier shall treat and maintain all confidential and proprietary information of DAI, (“DAI Proprietary Information”) as confidential, and shall not, at any time, without the express written consent of DAI, disclose, publish, or divulge DAI Proprietary Information to any person, firm, corporation or other entity, or use DAI Proprietary Information, directly or indirectly, for Supplier’s own benefit or the benefit of any person, firm, corporation or other entity, other than for the benefit of DAI or its affiliates. DAI Proprietary Information includes, but is not limited to customer lists, lists of suppliers, products, recipes, formulas, specifications, food preparation procedures, devices, techniques, plans, business methods and strategies, organizational structure, financial information, marketing and development plans and strategies, advertising programs, creative materials, media schedules, business forms, drawings, blueprints, reproductions, data, Franchise Agreements, franchisee lists (including names, addresses and telephone numbers), business information related to franchisees, pricing policies, trademarks, and variations thereof, documents, letters or other paper work, trade secrets and know-how, including similar information pertaining to DAI’s affiliates.

Supplier acknowledges and agrees that DAI Proprietary Information was developed and designed by DAI at great expense and over lengthy periods of time, is secret, confidential and unique, and constitutes the exclusive property and trade secrets of DAI.

DAI Proprietary Information shall not include, and the foregoing restrictions shall not apply to, any information or material (a) which becomes generally known to the public other than as a result of a disclosure by Supplier or Supplier’s representative; or (b) which was known to Supplier and reduced to written form in documents which were in Supplier’s possession at the time such information was disclosed to Supplier, provided that the source of such information or materials was not known by Supplier to be bound by a nondisclosure agreement with other contractual, legal or fiduciary obligations of confidentiality to DAI or any other party with respect to such information or materials; or (c) becomes available to Supplier on a non-confidential basis from a source other than DAI, or DAI’s affiliates, provided that such source is not bound by a nondisclosure agreement with other contractual, legal or fiduciary obligations of confidentiality to DAI, such affiliate or any other party with respect to DAI Proprietary Information.

In the event that Supplier is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or similar process) to disclose any part of DAI Proprietary Information, Supplier shall provide DAI with prompt written notice of any such request or requirement so that DAI may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If in the absence of a protective order or other remedy or receipt of waiver by DAI, Supplier is nonetheless in the opinion of its legal counsel, legally compelled to disclose DAI Proprietary Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Supplier may, without liability hereunder, disclose to such tribunal only that portion of DAI Proprietary Information which such counsel advises Supplier is legally required to be disclosed.

Because of the unique nature of the DAI Proprietary Information, Supplier further acknowledges and agrees that any disclosure or use of DAI Proprietary Information by Supplier other than for the sole benefit of DAI and its franchise system in violation of Supplier’s obligations under this Agreement, would be wrongful, would cause irreparable injury to DAI and that monetary damages would be inadequate to compensate DAI for such breach. Accordingly, Supplier hereby acknowledges and agrees that in the event of any violation hereof, notwithstanding the provisions of Paragraph 17, DAI shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief. DAI may also proceed under Paragraph 17 to obtain an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which DAI may be entitled.

Supplier agrees that it shall not disclose DAI Proprietary Information to any other directors, officers, agents, and employees of Supplier except those who need such DAI Proprietary Information and shall only reveal or transmit DAI Proprietary Information to such persons only after advising them that DAI Proprietary Information has been made available to Supplier subject to this Agreement and such persons agree to be bound by the confidentiality provisions of this Agreement.

          b. For purposes of this Agreement, the term “Product Information” means the Supplier’s designs, technical information, know how, data, specifications and other proprietary information (including, without limitation, any designs, technical information, know how, etc. disclosed to DAI or IPC prior to the date of this Agreement), whether patented or patentable or not, relating to the design, manufacture, assembly, use or sale of the High Speed Toaster Oven, including, without limitation, any inventions, new developments, enhancements or improvements (including, without limitation, know how) used or usable to improve the Equipment developed by or on behalf of Supplier or by DAI or IPC during the term of this Agreement. DAI’s Gold Standard Specifications shall not be considered to be Product Information.

However, that recipe programming developed for the Subway application of the Equipment, the design and layout of the control panel for the Equipment for DAI and operating manuals and other documentation developed jointly by Supplier and DAI (“Subway Product Information”) shall be jointly owned by Supplier and DAI.

DAI and IPC acknowledge and agree that any technical, business or other information disclosed to either of them hereunder (including such information disclosed to either of them prior to the date of this Agreement) which derives value, economic or otherwise, from not being generally known to the public or other persons who can obtain value from its disclosure or use, including all Product Information (but not including Subway Product Information), the terms and conditions of this Agreement, all records and information relating to the Product Information (other than Subway Product Information), all inventions, new developments or improvements regarding the Product Information that are developed hereafter by or on behalf of Supplier or by DAI or IPC during the term hereof, are proprietary information of Supplier (“Supplier Proprietary Information”). All Supplier Proprietary Information, except as set forth below, is secret and confidential. DAI and IPC agree (i) to maintain such Supplier Proprietary Information in strict confidence and secrecy, (ii) not to use the Supplier Proprietary Information except to perform their respective obligations hereunder, and (iii) to disclose such Supplier Proprietary Information only to those of its employees who have a strict need to know such Supplier Proprietary Information or any part thereof in order for DAI or IPC to perform their respective obligations under this Agreement. DAI and IPC further agree to take all appropriate actions, including the filing and prosecution of legal and equitable proceedings, to prevent unauthorized disclosures and uses of Supplier Proprietary Information. The following information is excepted from the requirements of strict confidence, secrecy and non-use provided in this section: a. any information that was known to DAI or IPC prior to the disclosure to it of any portion of the Supplier Proprietary Information, as evidenced by their prior existing records; b. any information that was in the public domain prior to the disclosure of any portion of the Supplier Proprietary Information to DAI or IPC, as evidenced by documents that were generally published prior to such disclosure; c. any information that comes into the public domain, as evidenced by documents that are generally published, through no fault of DAI or IPC or any of their respective officers, directors, employees, franchisees or agents; d. any information that is disclosed to DAI or IPC without restriction by a third party who has a legal right to make such disclosure; or e. beginning three years after expiration or termination of this Agreement, any information that does not constitute a trade secret under applicable law.

If DAI or IPC consider any portion of the Supplier Proprietary Information to be excepted from the requirements of strict confidence, secrecy and non-use set forth in this section, DAI or IPC shall reduce that specific portion of the Supplier Proprietary Information to writing and state in detail their reasons for considering such portion of the Supplier Proprietary Information to be excepted from such requirements, citing and specifically referring to the documents or circumstances on which they are relying in reaching their conclusion. Such writing shall be forwarded to Supplier, along with copies of all cited documents or other evidence of such circumstances and a notice that DAI and IPC intend to treat the identified portion of the Supplier Proprietary Information as being excepted from the requirements of strict secrecy, confidence and non-use set forth in this section, at least 30 days prior to so treating that portion of the Supplier Proprietary Information.

Upon the expiration or termination of this Agreement for any reason whatsoever or at any time upon Supplier’s request, DAI and IPC shall, at their expense, promptly return to Supplier all Supplier Proprietary Information in tangible form.

Because of the unique nature of the Supplier Proprietary Information, DAI and IPC further acknowledge and agree that any disclosure or use of such Supplier Proprietary Information by DAI or IPC, other than for the sole benefit of Supplier, in violation of DAI’s or IPC’s obligations under this Agreement would be wrongful, would cause irreparable injury to Supplier and that monetary damages would be inadequate to compensate Supplier for such breach. Accordingly, DAI and IPC hereby acknowledge and agree that in the event of any violation hereof, notwithstanding the provisions of Paragraph 17, Supplier shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief. Supplier may also proceed under Section 17 to obtain an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Supplier may be entitled.

DAI and IPC acknowledge that Supplier has filed or intends to file patent applications involving the Equipment. DAI and IPC acknowledge and agree that Supplier is and shall remain the sole and exclusive owner of all patent rights in and to the Equipment. DAI and IPC shall not apply for any patents relating to High Speed Toasting Ovens, nor oppose any patent applications filed by or on behalf of Supplier in connection with High Speed Toasting Ovens.

     12. Supplier shall not sell any unapproved Equipment to the Purchasers.

     13. Suppler must for a period of two (2) years from the date of shipment keep complete records of the manufacture, storage, shipment, and sale of the Equipment, as well as all correspondence and other related records, and upon request by DAI and/or Purchasers make these records available to DAI and/or Purchasers. In addition, Supplier shall permit DAI, upon three (3) days notice to Supplier, to audit Supplier’s correspondence, records, and books related to Equipment sold to Purchasers during reasonable business hours.

     14. Upon request of DAI and/or IPC, Supplier shall provide to DAI and/or IPC financial information sufficient to demonstrate Supplier’s financial condition. Such information may include annual or quarterly reports, bank references, or other information reasonably requested by DAI and/or IPC. Such financial information shall be considered Supplier Proprietary Information under Paragraph 11.b. of this Agreement. Supplier authorizes DAI and/or IPC to perform a credit and security check of Supplier’s finances and background.

     15. In the event of any recall of Equipment, Supplier shall follow the procedure set forth in Exhibit G which is hereby incorporated into this Agreement. Supplier agrees that all expenses of any recall of Equipment shall be at the sole expense of Supplier.

     16. Supplier agrees to carry insurance coverage and indemnification as follows: Insurance shall include, but not be limited to, comprehensive liability insurance including Equipment liability coverage and fire damage coverage in the minimum amount of $5,000,000.00 per occurrence, coverage shall include but not be limited to Equipment recalls and resupply of Equipment. Supplier shall carry Worker’s Compensation Insurance as required by applicable law. Supplier shall keep these policies in force for the mutual benefit of the parties and shall name DAI, its affiliates, shareholders, directors, officers, agents, representatives and employees and the directors, officers, agents, representatives and employees of its affiliates, Purchasers, and IPC, and IPC’s members, directors, officers, agents, representatives and employees as additional insureds, with such coverage being primary coverage. The insurance coverage required shall be provided by an insurance company with a rating of at least “A10” in Bests’ Insurance Guide and Supplier shall provide DAI with certificates of insurance evidencing such coverage and each certificate shall indicate that the coverage shall not be cancelled or modified unless thirty days prior written notice has been given to DAI. Supplier agrees to indemnify and defend and hold harmless DAI, its affiliates, shareholders, directors, officers, agents, representatives and employees and the directors, officers, agents, representatives and employees of its affiliates, the Purchasers, IPC, and IPC’s members, directors, officers, agents, representatives and employees from any claims, suits, judgement, losses, damages and costs, including attorney’s fees, arising out of or resulting from the Equipment provided by Supplier, including but not limited to any breach or warranty or Equipment liability claims, which indemnification shall not be relieved by any insurance carried by Supplier.

     17. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association at a hearing to be held in Bridgeport, Connecticut, or such other location in the State of Connecticut designated by the American Arbitration Association, and judgement upon an award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The commencement of arbitration proceedings by an aggrieved party to settle disputes arising out of or relating to this Agreement is a condition precedent to the commencement of legal action by either party. Each party will be responsible for their own costs in conjunction with the arbitration action. If either party commences action in any court prior to an arbitrator’s final decision on the controversy or claim, then the party so commencing the action shall be responsible for all expenses incurred by the parties in the arbitration and the court proceedings whether or not they are the prevailing party.

     18. Neither party shall make a claim against the other in any arbitration or court proceeding for lost profits or consequential or punitive damages, except that this provision shall not act to limit any claim for indemnification under Paragraph 16 of this Agreement with respect to third party claims.

     19. For the purposes of this Agreement and all services to be provided hereunder, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other party. The parties do not have and are not to be deemed to have the relationship of principal/agent, joint venture or partnership. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be expressly provided for herein or authorized in writing. Nothing herein shall be deemed to constitute a party the agent or legal representative of another party, nor to constitute the parties as joint venturers, and no party has granted another the right to bind it in any manner or thing whatsoever.

     20. All notices required under this Agreement shall be sent in writing by a delivery or courier service which uses a tracking system that provides evidence of the date the notice is received, such as DHL Worldwide Express or Federal Express and the notice shall be deemed effective when delivered or when delivery was refused.

Notices to DAI shall be sent to:

Doctor’s Associates Inc. 325 Bic Drive Milford, CT 06460 ATTN: Legal Dept.

Notices to Supplier shall be sent to:

Turbochef Technologies, Inc. Attn: CEO 10500 Metric Drive Suite 128 Dallas, Texas 75243

Notices to IPC shall be sent to:

Independent Purchasing Cooperative, Inc. 9200 South Dadeland Boulevard Suite #705 Miami, Florida 33156 ATTN: VP Purchasing

     21. Supplier shall not pay any gratuities, commissions, fees, or grant any rebates to Purchasers or any employee or officer of DAI for personal or private benefit, nor favor Purchasers or any employee or officer of DAI with gifts, travel, entertainment in an amount greater than twenty five dollars ($25.00), nor enter into any business arrangements with any employee or officer of DAI. This provision shall also be applicable to any third party inspection or testing firm and Supplier agrees that these restrictions shall also apply to the officers and employees of such firms. Nothing in this provision shall prevent Supplier from covering expenses incurred by DAI for research and development and travel by its personnel on corporate business in connection with this agreement. This provision shall not prevent Supplier from paying a fee or other compensation to IPC pursuant to any agreement between the Supplier and IPC.

     22. Supplier is obligated to provide equitable treatment to all Purchasers. In connection with the sale of Equipment, Supplier shall not pay or authorize any third party to pay any direct or indirect Equipment or cash allowances rebates, brokerage fees, finders fees, commissions, or any other consideration of any sort.

     23. Neither party shall be liable for damages for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to Acts of God, Government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected. However, in the event that Supplier is unable to fulfill purchase orders within thirty (30) days following the ship date listed on the purchase order due to such delay, DAI may approve another supplier of the Equipment to its franchisees.

     24. Upon the request of DAI, Supplier shall promptly return any written confidential or proprietary information, including all reproductions or copies thereof.

     25. This Agreement may not be assigned by Supplier without the prior written consent of DAI.

     26. If any paragraph, portion thereof, or part of this Agreement is invalid, it shall not affect the remainder of this Agreement, but shall be severable, and the remainder shall be binding and effective.

     27. This Agreement sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings between them. This Agreement may not be modified or amended except in a writing signed by both parties.

     28. The provisions of this Agreement which by their terms or by implication are to have continuing effect after the termination or expiration of this Agreement shall survive the termination of this Agreement, including but not limited to the Paragraphs 3, 5, 9, 11, 16, 17, 18, and this Paragraph 28. The obligations of nondisclosure and confidentiality under Paragraph 11 of this Agreement shall continue for a period of five (5) years from the date of termination or expiration of this Agreement.

     29. Supplier agrees not to use any personal information obtained from DAI concerning any SUBWAY® franchisee for any purpose other than the fulfillment of the contractual relationship including the sale or distribution of any personal information to a third party.

     30. This Agreement shall be governed and construed under the laws of the State of Connecticut without reference to its provisions as to conflicts of laws.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date written above.

DOCTOR’S ASSOCIATES INC	SUPPLIER: Turbochef Technologies, Inc.

By: /s/ Leonard Axelrod	By: /s/ Richard Perlman
Its Duly Authorized representative	Its Chairman

Date: 3/5/04	Date: 3/5/04

INDEPENDENT PURCHASING COOPERATIVE, INC.

By: /s/ Dennis Clabby
       Its Vice President of Purchasing

Date: 3/5/04